Exhibit (a)(5)(A)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Ordinary Shares or ADSs (each as defined below). The Offer (as defined below) is made solely by the Offer to Purchase (as defined below) and the related Share Form of Acceptance and ADS Letter of Transmittal (each as defined below) and any amendments or supplements to the Offer to Purchase, Share Form of Acceptance or ADS Letter of Transmittal and, other than as described below, is being made to all holders of Ordinary Shares and ADSs. The Offer is not being made to (and tenders will not be accepted from or on behalf of) holders of Ordinary Shares or ADSs in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, Purchaser (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Ordinary Shares and ADSs in such jurisdiction.

Notice of Offer to Purchase for Cash

All Outstanding Ordinary Shares and American Depositary Shares

(each American Depositary Share representing one Ordinary Share)

of

GENTIUM S.p.A.

at

$57.00 per Ordinary Share and

per American Depositary Share

by

JAZZ PHARMACEUTICALS ITALY S.r.l.

a wholly-owned subsidiary of

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

Jazz Pharmaceuticals Italy S.r.l., an Italian società a responsabilità limitata (“Purchaser”) and a wholly-owned subsidiary of Jazz Pharmaceuticals Public Limited Company, a public limited company formed under the laws of Ireland (“Parent”), is offering to purchase all outstanding shares of ordinary stock, no par value per share (“Ordinary Shares”) of Gentium S.p.A., a società per azioni incorporated in Italy (the “Company”) and all outstanding American Depositary Shares (“ADSs”), each representing one Ordinary Share and evidenced by an American Depositary Receipt (“ADR”) at a purchase price of $57.00 per Ordinary Share and per ADS (without duplication for Ordinary Shares underlying ADSs), net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 23, 2013 (the “Offer to Purchase”) and in the related Share Form of Acceptance (the “Share Form of Acceptance”) and ADS Letter of Transmittal (the “ADS Letter of Transmittal” and, together with the Share Form of Acceptance and Offer to Purchase as amended or supplemented from time to time, the “Offer”). Tendering holders who have Ordinary Shares registered in an account held at Monte Titoli S.p.A. (“Monte Titoli”) or ADSs registered on the books of The Bank of New York Mellon (the “ADS Depositary”) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of each of the Share Form of Acceptance and ADS Letter of Transmittal, transfer taxes on the purchase of Ordinary Shares or ADSs by Purchaser pursuant to the Offer. Holders who hold their Ordinary Shares or ADSs through a broker or bank should consult with such institution as to whether it charges any service fees. Unless Purchaser extends the expiration date of the Offer in accordance with the terms of the Tender Offer Agreement (as defined below) and applicable law (as described below), the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on the evening of January 22, 2014 for all Ordinary Shares and ADSs (such initial or extended expiration date in accordance with the terms of the Tender Offer Agreement and applicable law, the “Expiration Date”). Purchaser will pay the fees and expenses incurred in connection with the Offer of the Tender Agent (as defined below) and MacKenzie Partners, Inc., the information agent for the Offer (the “Information Agent”). Purchaser is offering to purchase all Ordinary Shares and ADSs to acquire control of, and the entire equity interest in, the Company.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THE EVENING OF JANUARY 22, 2014, UNLESS THE OFFER IS EXTENDED. ORDINARY SHARES AND ADSs TENDERED PURSUANT TO THIS OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

THE OFFER HAS NOT BEEN SUBMITTED FOR CLEARANCE TO CONSOB (THE ITALIAN SECURITIES AND EXCHANGE COMMISSION). ACCORDINGLY, THE OFFER IS NOT BEING MADE AND WILL NOT BE MADE, DIRECTLY OR INDIRECTLY, IN ITALY AND NO COPIES OF THIS DOCUMENT, THE OFFER TO PURCHASE OR ANY OTHER DOCUMENT RELATING TO THE OFFER HAVE BEEN OR WILL BE DISTRIBUTED IN ITALY, EXCEPT THAT, AS REQUIRED BY LAW, HOLDERS OF RECORD OR THOSE APPEARING ON A SECURITIES POSITION LISTING AS HOLDERS OF ADSs OR ORDINARY SHARES (INCLUDING, PURSUANT TO AN EXEMPTION AVAILABLE UNDER ITALIAN LAW, THE VERY LIMITED NUMBER OF SUCH HOLDERS LOCATED OR RESIDENT IN ITALY) WILL BE SENT COPIES OF CERTAIN DOCUMENTS RELATING TO THE OFFER. NEITHER THIS DOCUMENT NOR THE OFFER TO PURCHASE NOR ANY OTHER DOCUMENT RELATING TO THE OFFER MAY BE DISTRIBUTED TO ANY OTHER PERSON LOCATED OR RESIDENT IN ITALY FOR ANY REASON. NEITHER ANY SUCH DOCUMENT NOR ANY INFORMATION CONTAINED HEREIN OR THERIN CONSTITUTES AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL OR AN ADVERTISEMENT OF AN OFFER TO PURCHASE ORDINARY SHARES OR ADSs IN ITALY WITHIN THE MEANING OF ARTICLE I, PARAGRAPH 1, LETTER (V) OF ITALIAN LEGISLATIVE DECREE N. 58 OF FEBRUARY 24, 1998.

Following consummation of the Offer, Purchaser intends to cause the Company to seek to delist the ADSs from the Nasdaq Global Select Market and to cause the Company to terminate the existing deposit agreement between the Company and the ADS Depositary, dated as of June 15, 2005 (the “Deposit Agreement”), under which the ADSs were issued. If the Deposit Agreement is terminated, holders of ADSs will be entitled to receive one Ordinary Share in exchange for each ADS held by such holders upon surrender by them of their ADSs for at least one year following such termination. At any time after the expiration of one year from the date of termination, the ADS Depositary may sell the Ordinary Shares underlying ADSs that have not been surrendered and hold uninvested the proceeds on behalf of holders. Purchaser intends, to the extent possible following the consummation of the Offer, to seek to cause the Company to deregister the Ordinary Shares and the ADSs under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), so that the Company will no longer be obligated to file any reports with the Securities and Exchange Commission (the “Commission”) or otherwise be required to comply with the Commission’s rules relating to publicly held companies. Holders will not have appraisal rights in connection with the Offer. Purchaser’s intentions and the effects of the Offer are more fully described in the Offer to Purchase.

The Offer is being made pursuant to a Tender Offer Agreement, dated as of December 19, 2013 (as it may be amended from time to time, the “Tender Offer Agreement”), by and among Parent, Purchaser and the Company.

The Company’s Board of Directors (the “Company Board”) has determined that the Tender Offer Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company’s shareholders and other stakeholders of the Company. The Company Board has approved and deemed advisable the Tender Offer Agreement and the transactions contemplated thereby and has recommended that the holders of Ordinary Shares and ADSs accept the Offer and tender their Ordinary Shares and ADSs to Purchaser pursuant to the Offer.

Consummation of the Offer is subject to various conditions set forth in the Tender Offer Agreement, including, but not limited to the valid tender (excluding ADSs tendered pursuant to guaranteed delivery procedures that are not yet delivered in settlement or satisfaction of such guarantee), without proper withdrawal, of a number of Ordinary Shares and ADSs that, together with any Ordinary Shares and ADSs owned by Parent or

Purchaser or any of their subsidiaries, represents at least 66 2/3% of the sum of (A) the aggregate number of outstanding Ordinary Shares and ADSs immediately prior to the time that Purchaser first accepts any Ordinary Shares and ADSs for payment pursuant to the Offer (the “Acceptance Time”), plus (B) the aggregate number of Ordinary Shares and ADSs issuable upon the conversion, exchange, settlement or exercise, as applicable, of all options and other rights to acquire, or securities convertible into or exchangeable for, Ordinary Shares and ADSs that are outstanding immediately prior to the Acceptance Time in all cases without duplication for Ordinary Shares underlying the ADSs, provided that Parent may, in its sole discretion, elect to reduce such minimum tender condition to a majority of the aggregate number of outstanding Ordinary Shares and ADSs immediately prior to the Acceptance Time (without duplication for Ordinary Shares underlying ADSs). Subject to the terms of the Tender Offer Agreement, Purchaser and Parent reserve the absolute right in its sole discretion to waive any of the specified conditions of the Offer in the case of any Ordinary Shares and ADSs tendered other than the condition set forth above. See the section in the Offer to Purchase entitled “THE TENDER OFFER – Certain Conditions to the Offer” for a more complete description of the conditions to the Offer.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Ordinary Shares and ADSs validly tendered and not properly withdrawn if and when Purchaser gives notice to The Bank of New York Mellon (the “Tender Agent”) of its acceptance for payment of such Ordinary Shares and ADSs pursuant to the Offer. Payment for Ordinary Shares and ADSs accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Tender Agent, which will act as agent for the tendering holders for purposes of receiving payments from Purchaser and transmitting such payments to the tendering holders. Under no circumstances will Purchaser pay interest on the purchase price for Ordinary Shares or ADSs, regardless of any extension of the Offer or any delay in payment for Ordinary Shares or ADSs.

In all cases, (a) payment for Ordinary Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Tender Agent of: (i) a timely book-entry transfer of such Ordinary Shares into the Monte Titoli account of the Tender Agent’s Custodian (as defined in the Offer to Purchase) pursuant to the procedures set forth in “THE TENDER OFFER – Procedure for Tendering Ordinary Shares and ADSs” in the Offer to Purchase; (ii) a Share Form of Acceptance (or a manually signed facsimile thereof) properly completed and duly executed; and (iii) any other documents required by the Share Form of Acceptance and (b) payment for ADSs tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Tender Agent of: (i) certificates evidencing such ADRs representing such ADSs or a timely Book-Entry confirmation (as defined in the Offer to Purchase) of such ADSs into the Tender Agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the section entitled “THE TENDER OFFER – Procedure for Tendering Ordinary Shares and ADSs” in the Offer to Purchase; (ii) an ADS Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the section entitled “THE TENDER OFFER – Procedure for Tendering Ordinary Shares and ADSs” in the Offer to Purchase) in lieu of the ADS Letter of Transmittal); and (iii) any other documents required by the ADS Letter of Transmittal.

The Tender Offer Agreement and the U.S. securities laws permit Purchaser to extend the Offer and thereby delay acceptance for payment of, and the payment for, any Ordinary Shares or ADSs tendered in the Offer. Under the Tender Offer Agreement, Purchaser is required to extend the Offer for successive periods of up to 20 business days per extension if any condition to the Offer has not been satisfied or waived as of the scheduled expiration date of the Offer. In addition, Purchaser is also required to extend the Offer from time to time for any period that is required by any rule, regulation, interpretation or position of the Commission, its staff or the Nasdaq Stock Market that is applicable to the Offer. Purchaser is not required to extend the Offer beyond April 19, 2014, unless either Parent or the Company elects to extend this date to September 19, 2014, in the event that certain specified conditions are the only conditions that are not satisfied or waived on April 19, 2014.

During any extension of the Offer (as opposed to a subsequent offering period discussed below), all Ordinary Shares and ADSs previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. Pursuant to the Tender Offer Agreement and Rule 14d-11 under the Exchange Act, Purchaser will, and Purchaser reserves the right to, provide a subsequent offering period of three to 20 business days in length following the acceptance of tendered Ordinary Shares and ADSs upon expiration of the Offer on the Expiration Date (the “Subsequent Offering Period”). The Subsequent Offering Period will be an additional period of time, beginning no later than 9:00 a.m., New York City time, on the next business day following the expiration of the Offer, during which holders may tender Ordinary Shares and ADSs not tendered in the Offer. The Subsequent Offering Period is not an extension of the Offer, which already will have been completed. See the section entitled “THE TENDER OFFER – Terms of the Offer” in the Offer to Purchase.

Any extension, termination, waiver or amendment of the Offer will be followed, as promptly as practicable, with a public announcement to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to the requirements of the Exchange Act and other applicable law, and without limiting the manner in which Parent or Purchaser may choose to make any public announcement, Parent and Purchaser assume no obligation to publish, advertise or otherwise communicate any public announcement.

Tenders of Ordinary Shares and ADSs pursuant to the Offer are irrevocable, except that Ordinary Shares and ADSs tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after March 24, 2014. For a withdrawal of Ordinary Shares or ADSs to be effective, a signed notice of withdrawal must be timely received by the Tender Agent at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered Ordinary Shares or ADSs to be withdrawn, the number of Ordinary Shares or ADSs to be withdrawn and the name of the record holder of Ordinary Shares or ADRs representing ADSs to be withdrawn, if different from that of the person who tendered such Ordinary Shares or ADSs. The signature(s) on the notice of withdrawal must be medallion guaranteed by an Eligible Institution (as defined in the section entitled “THE TENDER OFFER – Procedure for Tendering Ordinary Shares and ADSs” in the Offer to Purchase), if the original letter of transmittal required a medallion signature guarantee in accordance with the Offer. If Ordinary Shares or ADSs have been tendered pursuant to the procedures for book-entry transfer as set forth in the section entitled “THE TENDER OFFER – Procedure for Tendering Ordinary Shares and ADSs” in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at Monte Titoli (with respect to Ordinary Shares) and DTC (with respect to ADSs) to be credited with the withdrawn Ordinary Shares and ADSs. If certificates evidencing ADRs representing ADSs to be withdrawn have been delivered or otherwise identified to the Tender Agent, the name of the registered owner and the serial numbers shown on such certificates or ADRs must also be furnished to the Tender Agent as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. No withdrawal of Ordinary Shares or ADSs will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of the Parent or Purchaser, any of their respective affiliates or assigns, the Tender Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Ordinary Shares or ADSs may not be rescinded, and any Ordinary Shares or ADSs properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Ordinary Shares and ADSs may be re-tendered by following one of the procedures for tendering Ordinary Shares and ADSs described in the section entitled “THE TENDER OFFER – Procedures for Tendering Ordinary Shares and ADSs” in the Offer to Purchase at any time prior to the Expiration Date.

The exchange of Ordinary Shares or ADSs for cash pursuant to the Offer generally will be a taxable transaction for U.S. federal income tax purposes, and a U.S. holder who receives cash for Ordinary Shares or ADSs pursuant to the Offer will recognize gain or loss, if any, equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in Ordinary Shares or ADSs. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. holder’s holding period for Ordinary Shares or ADSs is more than one year at the time of the exchange of such U.S. holder’s Ordinary Shares or ADSs for cash. Long-term capital gains recognized by an individual U.S. holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses. For a more complete description of certain U.S. federal income tax consequences of the Offer, see the section entitled “THE TENDER OFFER – Certain Tax Consequences of the Offer” in the Offer to Purchase.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Company has provided Purchaser with the Company’s list of holders of Ordinary Shares, and the ADS Depositary has provided Purchaser with a list of ADR holders and a security position listing for the purpose of disseminating the Offer to holders of Ordinary Shares and ADSs. The Offer to Purchase, the Share Form of Acceptance and the ADS Letter of Transmittal will be mailed to record holders of Ordinary Shares and ADSs (including, pursuant to an exemption available under Italian law, the very limited number of such holders located or resident in Italy) and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the holder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of ADSs to the extent permitted by applicable law.

The Offer to Purchase and the related Share Form of Acceptance and ADS Letter of Transmittal contain important information that should be read carefully and in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at the addresses and telephone numbers set forth below. Requests for copies of the Offer to Purchase, Share Form of Acceptance, ADS Letter of Transmittal and other Offer documents may be directed to the Information Agent at its address and telephone number set forth below and copies will be furnished at Parent’s expense. Parent will not pay any fees or commissions to any broker or dealer or other person (other than to the Tender Agent or the Information Agent) for soliciting tenders of Ordinary Shares and ADSs in the Offer.

The Information Agent for the Offer is:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

1 (800) 322-2885 (Call Toll-Free)

Email: tenderoffer@mackenziepartners.com

December 23, 2013